Exhibit (a)(5)

From:  Dominic Piscitelli, CFO

To:  Certain Investors

Subject:  ORIC Employee Stock Option Exchange

As you may have seen, today we filed a tender offer related to a voluntary stock option exchange for our employees. See publicly available documents on our website at https://investors.oricpharma.com/sec-filings.

We’d be happy to have a call at your convenience to discuss the rationale and address any questions you may have.